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
--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol      6. Relationship of Reporting Person(s)
               FWB Software LLC(1)                                                               to Issuer (Check all applicable)
               FWB Software Inc.                StreamLogic Corporation - STLC                         Director        X  10% Owner
               Fong, Norman                                                                        ----               ----
---------------------------------------------------------------------------------------------        Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for         ----          title  ---- (specify
                                                Number of Reporting        Month/Year                          below)       below
          l85 Constitution Drive, Suite A       Person (Voluntary)         December 1996
--------------------------------------------                            --------------------- 7.  Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
          Menlo Park, CA 94025                                             Date of Original   --- Form filed by One Reportng Person
                                                                                               X  Form filed by More than One
                                                                                              --- Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIARY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Inst. 3)                          action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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    Common Stock                     12/5/96     S              15,000     D     $1.1875
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    Common Stock                     12/6/96     S             100,000     D     $0.9500
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    Common Stock                     12/6/96     S               5,000     D     $1.0625
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/9/96     S              10,000     D     $1.0625
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/11/96    S              25,000     D     $1.0000
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/12/96    S              25,000     D     $0.9375
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/12/96    S              25,000     D     $0.9375
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                      Page 1 of 3

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

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                                                 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIARY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Inst. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/16/96    S              80,000     D     $0.9473
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    Common Stock                     12/17/96    S               4,000     D     $0.9375
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/18/96    S               5,000     D     $0.9375
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/18/96    S              50,000     D     $0.8750
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/19/96    S             500,000     D     $0.6250
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/19/96    S             150,000     D     $0.6250
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/23/96    S              50,000     D     $0.6875
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/23/96    S             150,000     D     $0.6250
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/23/96    S             125,000     D     $0.6875
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/26/96    S              75,000     D     $0.6875
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/27/96    S             100,000     D     $0.6875
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/30/96    S              50,000     D     $0.6875
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                     12/31/96    S              50,000     D     $0.6875     1,042,123 (2)        D (3)
------------------------------------------------------------------------------------------------------------------------------------

  Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
  *  If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

                                                                                                                      Page 2 of 3
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

FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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

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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of deriv-      ship           ture
   (Instr. 3 and 4)                    Deriv-     ative          Form           of In-
                                       ative      Securi-        of De-         direct
                                       Secur-     ties           rivative       Bene-
                                       ity        Bene-          Secu-          ficial
                                       (Instr.    ficially       rity:          Own-
                                       5)         Owned          Direct         ership
                                                  at End         (D) or         (Instr. 4)
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------

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Explanation of Responses:

(1) FWB Software, LLC is the record holder of the securities. FWB Software, Inc. is the manager of FWB Software, LLC and the holder of 92.5% of the membership interests of FWB Software, LLC. Mr. Fong is the President of FWB Software, LLC, and is President and the holder of 90% of the shares of FWB Software, Inc.

(2) FWB Software, Inc. disclaims beneficial owneship of 78,159 shares. Mr. Fong disclaims beneficial ownership of 174,155 shares.

(3) The beneficial ownership of FWB Software, Inc. and Mr. Fong is indirect.
                                                                                         /s/Norman Fong                    1/10/97
**  Intentional misstatements or omissions of facts constitute Federal Criminal         --------------------------------   --------
    Violations.                                                                         Norman Fong,President,               Date
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                           FWB Software, Inc., the manager of
Note:    File three copies of this Form, one of which must be manually signed.          FWB Software, LLC
         If space is insufficient, SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained          /s/Norman Fong                    1/10/97
in this form are not required to respond unless the form displays a currently           --------------------------------   --------
valid OMB Number.                                                                       Norman Fong,President, FWB           Date
                                                                                        Software, Inc.

                                                                                        /s/Norman Fong                     1/10/97
                                                                                        --------------------------------   --------
                                                                                        Norman Fong                          Date
                                                                                                                      Page 3 of 3
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